Exhibit 99.1

Q2 news release FOR THE SIX MONTHS ENDED JUNE 30, 2012

Calgary, July 26, 2012

Imperial Oil announces estimated second quarter financial and operating results

	Second quarter			Six months
(millions of dollars, unless noted)	2012	2011	%	2012	2011	%

Net income (U.S. GAAP)	635	726	(13)	1,650	1,507	9
Net income per common share
- assuming dilution (dollars)	0.75	0.85	(13)	1.94	1.76	9

Capital and exploration expenditures	1,308	925	41	2,481	1,784	39

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

Imperial Oil’s earnings in the second quarter of 2012 were $635 million, compared with $726 million in the second quarter of 2011. Earnings were lower primarily due to lower crude oil realizations and higher planned maintenance activities. These factors were partially offset by stronger industry refining margins compared to 2011. Our Chemical segment continued to perform very well with record quarterly earnings of $49 million.

In our Upstream business, significant planned downtimes were completed at Cold Lake and Syncrude. Both downtimes were essentially on time and on budget but did result in less production versus the same time period last year.

Our Downstream business continued to contribute solid earnings despite significant refinery maintenance activities, which impacted our second quarter results by $120 million. Substantial planned maintenance at our Strathcona and Nanticoke refineries along with unplanned downtime at Sarnia reduced our ability to fully capitalize on strong mid-continent refining margins.

Capital and exploration activities to the end of June were $2,481 million and were directed to company growth projects at Kearl and Cold Lake. Our continued strong business performance allowed us to finance these investments largely by cash flow from operations. We are pleased with our workforce’s ability to sustain base business performance while executing a complex portfolio of capital projects. The Kearl initial development remains on track to start-up by the end of the year.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

Second quarter highlights

•

Net income was $635 million, compared with $726 million for the second quarter of 2011, a decrease of 13 percent as lower Upstream results, primarily due to lower crude realizations, were partially offset by higher Downstream earnings.

•	Net income per common share on a diluted basis was $0.75, down 13 percent from the second quarter of 2011.

•

Cash generated from operating activities was $1,317 million, up from $656 million in the second quarter of 2011, in part due to working capital effects, and covered capital and exploration expenditures of $1,308 million in the quarter.

•

Gross oil-equivalent barrels of production averaged 269,000 barrels a day versus 292,000 barrels in the same period last year. Lower production was due primarily to planned maintenance activities at Syncrude and Cold Lake along with the impact of divestment of natural gas assets completed in 2011.

•

Kearl oil sands project update – At the end of the second quarter of 2012, the Kearl initial development was 94 percent complete, with construction 88 percent complete. The project is progressing on schedule with expected start-up in late 2012. The movement of modules constructed in South Korea and moved through the United States into Edmonton is complete. Module re-assembly and integration into the Kearl plant facilities continues.

•

Cold Lake expansion project update – At the end of the second quarter of 2012, the Nabiye project was 22 percent complete. The project is progressing on schedule with expected start-up by year-end 2014.

•

Dartmouth refinery – In May, Imperial announced its intention to market the Dartmouth refinery and related supply terminals to prospective buyers. The company is also assessing alternatives should the sale not be successful, including conversion to a terminal. Depending on response to marketing efforts, a decision is expected by the first quarter of 2013.

•

Cyclic Solvent Process pilot funding – In July, the Climate Change and Emissions Management Corporation (CCEMC) announced a $10 million funding grant to support Imperial’s Cyclic Solvent Process (CSP) pilot project. CSP injects organic solvent instead of steam to recover bitumen. By eliminating the need for steam, greenhouse gas emissions are significantly reduced. In 2011, the company committed nearly $100 million to build a large-scale CSP commercial demonstration pilot currently being constructed at Cold Lake, with start-up expected in late 2013. Funding for the CCEMC is provided by the Alberta energy industry.

•

Aboriginal education program launched – Imperial donated $1 million over five years to establish the Aboriginal Science and Technology Education Program (ASTEP) at Mount Royal University. ASTEP will focus on preparing and transitioning Aboriginal students into science-focused programs with the objective of increasing the number of Aboriginal students completing a degree from Mount Royal’s Faculty of Science and Technology.

Second quarter 2012 vs. second quarter 2011

The company’s net income for the second quarter of 2012 was $635 million or $0.75 a share on a diluted basis, compared with $726 million or $0.85 a share for the same period last year.

Lower second quarter earnings were primarily attributable to the impacts of lower upstream realizations due to lower commodity prices of about $345 million and higher planned maintenance events totalling about $230 million, which included about $120 million at the Downstream refineries and about $110 million at Syncrude. Earnings in the second quarter of 2012 were also impacted by higher Kearl production readiness expenditures of about $30 million. These factors were partially offset by the impacts of stronger industry refining margins of about $270 million, lower royalty costs of about $145 million and a weaker Canadian dollar of about $50 million. Second quarter earnings in 2012 included a gain of about $25 million from the sale of assets.

Upstream net income in the second quarter was $360 million versus $624 million in the same period of 2011. Earnings decreased primarily due to lower realizations of about $345 million, lower Syncrude volumes due to planned maintenance activities of about $75 million and higher Syncrude maintenance costs of about $35 million. Earnings in the second quarter of 2012 were also impacted by higher Kearl production readiness expenditures of about $30 million. These factors were partially offset by lower royalty costs due to lower realizations of about $145 million and the impact of a weaker Canadian dollar of about $50 million. Second quarter earnings in 2012 included a gain of about $25 million from the sale of assets.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets. Compared to the corresponding period last year, the average WTI crude price in U.S. dollars was lower by $8.99 a barrel or nine percent in the second quarter of 2012. Also, discounts for bitumen and synthetic crude oils increased in the second quarter, reflecting high industry refining downtime in mid-continent North America. For the second quarter, bitumen realizations in Canadian dollars decreased 17 percent and synthetic crude oil realizations in Canadian dollars decreased 19 percent compared to the corresponding period last year.

Gross production of Cold Lake bitumen averaged 152 thousand barrels a day during the second quarter, versus 158 thousand barrels in the same period last year. Lower volumes were primarily due to planned maintenance activities at the Mahkeses plant as well as the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the second quarter was 60 thousand barrels a day, versus 70 thousand barrels in the second quarter of 2011. Planned maintenance of one of the three cokers in the second quarter was the main contributor to lower production in the period.

Gross production of conventional crude oil averaged 20 thousand barrels a day in the second quarter, up from 16 thousand barrels in the corresponding period in 2011 when third-party pipeline downtime significantly reduced production at the Norman Wells field.

Gross production of natural gas during the second quarter of 2012 was 195 million cubic feet a day, down from 257 million cubic feet in the same period last year. The lower production volume was primarily a result of the impact of divested producing properties.

Downstream net income was $232 million in the second quarter, $168 million higher than the second quarter of 2011. Earnings increased primarily due to the favourable impact of stronger industry refining margins of about $270 million. This factor was partially offset by the unfavourable impact of significant maintenance activities of about $120 million.

Industry refining margins continued to be strong in the second quarter, as the overall cost of crude oil processed at three of the company’s four refineries followed the trend of WTI prices and Western Canadian crude oils. Canadian wholesale prices of refined products are largely determined by wholesale

Second quarter 2012 vs. second quarter 2011 (continued)

prices in adjacent U.S. regions, where wholesale prices are predominately tied to international product markets. Stronger industry refining margins are the result of the widened differential between product prices and cost of crude oil processed. Substantial planned maintenance activities at Strathcona and Nanticoke refineries along with unplanned downtime at the Sarnia refinery reduced our ability to fully capitalize on the strong refining margins.

Chemical net income was $49 million in the second quarter, the best quarter on record and $13 million higher than the same quarter last year. Stronger operating performance along with higher polyethylene sales volumes and margins were the main contributors to the increase.

Net income effects from Corporate and other were negative $6 million in the second quarter, in line with $2 million in the same period of 2011.

Cash flow generated from operating activities was $1,317 million in the second quarter, an increase of $661 million from the corresponding period in 2011. Higher cash flow was primarily due to working capital effects.

Investing activities used net cash of $1,224 million in the second quarter, compared with $893 million in the same period of 2011. Additions to property, plant and equipment were $1,290 million in the second quarter, compared with $903 million during the same quarter 2011. Expenditures during the quarter were primarily directed towards the advancement of Kearl initial development and expansion. Other investments included advancing the Nabiye expansion project at Cold Lake, environmental and efficiency projects at Syncrude, as well as tight oil acreage acquisitions.

The company’s cash balance was $996 million at June 30, 2012, down $206 million from $1,202 million at the end of 2011.

Six months highlights

•	Net income was $1,650 million, up from $1,507 million in the first six months of 2011.

•	Net income per common share increased to $1.94 compared to $1.76 in the same period of 2011.

•	Cash generated from operations was $2,364 million, versus $1,615 million in the first half of 2011, and largely covered the capital and exploration expenditures of $2,481 million.

•

Gross oil-equivalent barrels of production averaged 279,000 barrels a day, compared to 301,000 barrels in the first half of 2011. Lower production was due primarily to planned maintenance activities at Syncrude and the impact of divestment of natural gas assets completed in 2011.

•	Per-share dividends declared in the first two quarters of 2012 totalled $0.24, up from $0.22 in the same period of 2011.

Six months 2012 vs. six months 2011

Net income for the first six months of 2012 was $1,650 million or $1.94 a share on a diluted basis, versus $1,507 million or $1.76 a share for the first half of 2011.

For the six months, earnings increased primarily due to stronger industry refining margins of about $410 million and lower royalty costs of about $95 million. These factors were partially offset by lower upstream realizations of about $245 million due to lower commodity prices and lower Syncrude volumes of about $105 million, due primarily to increased planned maintenance impacts.

Upstream net income for the six months of 2012 was $902 million versus $1,152 million from 2011. Earnings were lower primarily due to the impacts of lower realizations of about $245 million, lower Syncrude volumes of about $105 million and higher maintenance costs of about $45 million. These factors were partially offset by lower royalty costs of about $95 million and the impact of a weaker Canadian dollar of about $60 million.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets. Compared to the corresponding period last year, the average WTI crude price in U.S. dollars was lower by $0.35 a barrel or less than one percent in the first six months of 2012. Also, discounts for bitumen and synthetic crude oils increased in the first six months of 2012, reflecting high industry refining downtime in mid-continent North America. For the first six months of 2012, bitumen realizations in Canadian dollars, decreased one percent and synthetic crude oil realizations in Canadian dollars decreased seven percent compared to the corresponding period last year.

Gross production of Cold Lake bitumen was 155 thousand barrels a day this year, compared with 157 thousand barrels in the same period of 2011. Slightly lower volumes were primarily due to planned maintenance activities at the Mahkeses plant as well as the cyclic nature of production at Cold Lake.

During the six months of the year, the company’s share of gross production from Syncrude averaged 67 thousand barrels a day, down from 75 thousand barrels in 2011. Planned maintenance activities on one of the three cokers in the second quarter were the main contributor to lower production in the period.

Six months 2012 vs. Six months 2011 (continued)

Gross production of conventional crude oil averaged 20 thousand barrels a day in the first six months of the year, up from 19 thousand barrels in the corresponding period in 2011 when third-party pipeline downtime significantly reduced production at the Norman Wells field.

Gross production of natural gas during the six months of 2012 was 197 million cubic feet a day, down from 263 million cubic feet in the six months of 2011. The lower production volume was primarily a result of the impact of divested producing properties.

Downstream net income was $687 million, an increase of $347 million over 2011. Higher earnings were primarily due to stronger industry refining margins of about $410 million. This factor was partially offset by the unfavourable impact of a higher level of refinery planned maintenance activities compared with 2011 totalling about $80 million.

Chemical net income was $84 million, up $10 million from 2011. Earnings were positively impacted by improved margins across all product channels and higher polyethylene sales volumes.

For the six months of 2012, net income effects from Corporate and other were negative $23 million, versus negative $59 million last year due to lower share-based compensation charges.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2011 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

SECOND QUARTER 2012

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2012	2011	2012	2011

Net Income (U.S. GAAP)
Total revenues and other income	7,515	7,774	15,048	14,645
Total expenses	6,675	6,815	12,856	12,635
Income before income taxes	840	959	2,192	2,010
Income taxes	205	233	542	503
Net income	635	726	1,650	1,507

Net income per common share (dollars)	0.75	0.86	1.95	1.78
Net income per common share - assuming dilution (dollars)	0.75	0.85	1.94	1.76

Other Financial Data
Federal excise tax included in operating revenues	340	325	656	640

Gain/(loss) on asset sales, after tax	46	-	70	4

Total assets at June 30			27,241	22,966

Total debt at June 30			1,205	1,209

Interest coverage ratio - earnings basis (times covered)			255.9	280.3

Other long-term obligations at June 30			3,856	2,747

Shareholders’ equity at June 30			14,664	12,364
Capital employed at June 30			15,895	13,602
Return on average capital employed (a) (percent)			23.4	22.1

Dividends declared on common stock
Total	102	94	204	187
Per common share (dollars)	0.12	0.11	0.24	0.22

Millions of common shares outstanding
At June 30			847.6	847.6
Average - assuming dilution	851.6	853.9	851.4	854.0

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

SECOND QUARTER 2012

	Second Quarter		Six Months
millions of Canadian dollars	2012	2011	2012	2011

Total cash and cash equivalents at period end	996	419	996	419

Net income	635	726	1,650	1,507

Adjustment for non-cash items:
Depreciation and depletion	178	190	368	378
(Gain)/loss on asset sales	(55)	-	(84)	(6)
Deferred income taxes and other	169	4	217	(86)
Changes in operating assets and liabilities	390	(264)	213	(178)
Cash flows from (used in) operating activities (a)	1,317	656	2,364	1,615

Cash flows from (used in) investing activities	(1,224)	(893)	(2,288)	(1,699)
Proceeds from asset sales	61	6	139	20

Cash flows from (used in) financing activities	(142)	355	(282)	236

(a) Cash flows from operating activities was higher in the second quarter of 2012 when compared to the same period in 2011 primarily due to working capital effects.

Cash flows from operating activities was higher in the first six months of 2012 when compared to the same period in 2011 primarily due to working capital effects and the timing of scheduled income tax payments.

Attachment III

IMPERIAL OIL LIMITED

SECOND QUARTER 2012

	Second Quarter		Six Months
millions of Canadian dollars	2012	2011	2012	2011

Net income (U.S. GAAP)
Upstream	360	624	902	1,152
Downstream	232	64	687	340
Chemical	49	36	84	74
Corporate and other	(6)	2	(23)	(59)
Net income	635	726	1,650	1,507

Revenues and other income
Upstream	2,059	2,543	4,551	4,882
Downstream	6,648	6,758	13,230	12,825
Chemical	416	445	842	865
Eliminations/Other	(1,608)	(1,972)	(3,575)	(3,927)
Total	7,515	7,774	15,048	14,645

Purchases of crude oil and products
Upstream	740	963	1,761	1,824
Downstream	5,234	5,647	10,255	10,416
Chemical	282	329	596	636
Eliminations	(1,611)	(1,973)	(3,581)	(3,930)
Purchases of crude oil and products	4,645	4,966	9,031	8,946

Production and manufacturing expenses
Upstream	701	596	1,292	1,195
Downstream	499	415	840	752
Chemical	47	47	92	90
Production and manufacturing expenses	1,247	1,058	2,224	2,037

Capital and exploration expenditures
Upstream	1,272	884	2,417	1,702
Downstream	30	36	53	72
Chemical	1	1	2	3
Corporate and other	5	4	9	7
Capital and exploration expenditures	1,308	925	2,481	1,784

Exploration expenses charged to income included above	18	22	46	59

Attachment IV

IMPERIAL OIL LIMITED

SECOND QUARTER 2012

Operating statistics	Second Quarter		Six Months
	2012	2011	2012	2011

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	152	158	155	157
Syncrude	60	70	67	75
Conventional	20	16	20	19
Total crude oil production	232	244	242	251
NGLs available for sale	4	5	4	6
Total crude oil and NGL production	236	249	246	257

Gross natural gas production (millions of cubic feet a day)	195	257	197	263

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	269	292	279	301

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	117	114	117	117
Syncrude	60	63	63	69
Conventional	15	12	15	14
Total crude oil production	192	189	195	200
NGLs available for sale	4	4	3	4
Total crude oil and NGL production	196	193	198	204

Net natural gas production (millions of cubic feet a day)	214	227	204	238

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	231	231	232	243

Cold Lake blend sales (thousands of barrels a day)	200	206	204	209
NGL sales (thousands of barrels a day)	10	17	10	11
Natural gas sales (millions of cubic feet a day)	180	241	181	246

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	76.77	97.96	77.52	87.36
NGL realizations (a barrel)	38.21	62.03	44.40	61.08
Natural gas realizations (a thousand cubic feet)	1.80	3.68	2.09	3.76
Synthetic oil realizations (a barrel)	90.11	111.41	94.72	101.77
Bitumen realizations (a barrel)	56.90	68.72	61.67	62.30

Refinery throughput (thousands of barrels a day)	384	397	411	425
Refinery capacity utilization (percent)	76	78	81	84

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	215	215	210	212
Heating, diesel and jet fuels (Distillates)	133	148	141	157
Heavy fuel oils (HFO)	32	28	28	27
Lube oils and other products (Other)	34	44	34	40
Net petroleum products sales	414	435	413	436

Petrochemical sales (thousands of tonnes)	263	249	528	521

(a) Gas	converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

SECOND QUARTER 2012

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share (dollars)

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19
Year	3,371	3.98

2012
First Quarter	1,015	1.20
Second Quarter	635	0.75